Exhibit 99.1

Inergy Reports Record Annual Results

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Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (December 4, 2006) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter and fiscal year ended September 30, 2006.

Inergy, L.P.

Inergy, L.P. (Inergy) reported Adjusted EBITDA of $175.4 million for the year ended September 30, 2006, an increase of approximately 57.3% from $111.5 million for the year ended September 30, 2005. Distributable cash flow per unit on a fully distributed basis increased approximately 13.4% to $2.28 per diluted limited partner unit in 2006 from $2.01 per diluted limited partner unit in 2005. Distributable cash flow was $119.4 million in fiscal 2006 compared to $75.4 million in fiscal 2005.

Net income excluding certain items was $41.2 million for the year ended September 30, 2006, or $0.55 per diluted limited partner unit (exclusions include the recognition of $20.0 million of non-cash charges from derivative contracts associated with retail propane fixed price sales which previously resulted in mark-to-market, non-cash gains in fiscal 2005 and a loss of $11.4 million on the disposal of excess property, plant and equipment). Net income for fiscal 2005 was $26.9 million or $0.60 per diluted limited partner unit (excluding the $19.4 million non-cash gain associated with derivative contracts, a $7.0 million net charge to earnings associated with the early retirement of debt in December 2004, and a $0.7 million loss on the disposal of excess property, plant and equipment).

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.555 per limited partner unit ($2.22 annually) for the quarter ended September 30, 2006. This represents an approximate 6.7% increase over the distribution for the same quarter of the prior year. The distribution was paid on November 14, 2006.

“These outstanding fiscal 2006 results speak for themselves in that we achieved our financial objectives on behalf of our unitholders despite facing a challenging operating environment,” said John Sherman, President and CEO of Inergy. “This performance also represents the first full fiscal year of contribution from a series of strategic acquisitions including Star Gas, Moulton, Northwest and Dowdle Propane as well as the Stagecoach natural gas storage facility.”

For fiscal 2006, Inergy closed ten acquisitions. All of the acquisitions are expected to be accretive on a distributable cash flow per unit basis.

“Looking forward to fiscal 2007, Inergy is well positioned to continue to consolidate the highly fragmented propane industry and invest significant capital in high return, organic growth projects in our midstream segment,” said Mr. Sherman.

Inergy also reiterates its previously announced earnings guidance for the full fiscal year ended September 30, 2007. Below is a table reconciling forecasted Adjusted EBITDA to net income:

Forecast Range ($ in millions)

Fiscal Year Ended September 30, 2007

Net income (a)	$54 - $ 59
Interest expense (a) (b)	55 - 58
Depreciation and amortization (a)	78 - 82
Income taxes (a)	1 - 1

Adjusted EBITDA (a)	$188 - $200

Maintenance capital expenditures	$6 - $ 6

(a)	Estimates exclude any one-time or non-recurring charges that may occur. Depreciation and amortization are based upon certain preliminary purchase price allocations and may be subject to change.
(b)	Estimate includes approximately $2 million of non-cash interest expense and is based upon our outstanding indebtedness including the indebtedness from all acquisitions to date.

Fiscal Year End Results

Retail propane gallon sales increased 13.2% to 360.3 million gallons for the year ended September 30, 2006, compared to 318.4 million gallons sold in 2005. Retail propane gross profit, excluding the $20.0 million non-cash charges on derivative contracts discussed above, increased to $300.7 million for the year ended September 30, 2006, as compared to $232.5 million in 2005, excluding the $19.4 million non-cash gain discussed above. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $74.5 million in the year ended September 30, 2006, compared to $56.0 million in 2005.

Gross profit from midstream operations for the year ended September 30, 2006, was $42.0 million compared to $18.0 million in the prior year.

Operating and administrative expenses for the year ended September 30, 2006, were $248.1 million compared to $197.1 million in the same period of 2005.

During 2006, a loss of $11.4 million was recognized on the write-down and disposal of certain tanks, vehicles, and properties deemed to be surplus or non-performing. These assets were identified as part of the final integration of nearly $1 billion of businesses acquired over the past two years. The majority of this recognition occurred in the fourth quarter of 2006.

Fourth Quarter Results

Inergy reported Adjusted EBITDA of $10.1 million for the three months ended September 30, 2006, an increase of $6.1 million from $4.0 million reported in the fourth quarter of last year. Net loss for the quarter (excluding the recognition of $0.4 million of non-cash charges from derivative contracts associated with retail propane fixed price sales and a loss of $9.0 million on the disposal of excess property, plant and equipment) was $(21.0) million for the three months ended September 30, 2006. Excluding a $19.4 million non-cash gain associated with derivative contracts and a $0.5 million charge on the disposal of excess property, plant and equipment, net loss in the three months ended September 30, 2005, was $(22.1) million. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its fourth fiscal quarter. Net loss per limited partner unit excluding the items discussed above for the quarter ended September 30, 2006, was $(0.58) per diluted limited partner unit, compared to $(0.73) per diluted limited partner unit in the same period of the prior year.

In the quarter ended September 30, 2006, retail propane gallon sales increased 2.3% to 49.8 million gallons compared to 48.7 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding the non-cash gain/loss on derivative contracts discussed above, increased to $39.8 million for the quarter ended September 30, 2006, as compared to $31.3 million for the quarter ended September 30, 2005. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $17.5 million in the quarter ended September 30, 2006, compared to $15.4 million for the same quarter in the prior year.

Gross profit from midstream operations was $11.2 million for the quarter ended September 30, 2006, compared to $8.0 million for the same quarter in the prior year.

For the quarter ended September 30, 2006, operating and administrative expenses were $59.5 million compared to $51.0 million in the same period of fiscal 2005.

Inergy Holdings, L.P.

As discussed above, the $0.555 per limited partner unit distribution by Inergy, L.P. resulted in Inergy Holdings, L.P. receiving a total distribution of $8.2 million with respect to the fourth fiscal quarter of 2006. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.375 per limited partner unit or $1.50 on an annualized basis. This represents an approximate 39% increase over the $0.27 per limited partner unit paid for the same quarter of the prior year. The distribution was paid on November 14, 2006.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, December 4, 2006, to discuss results of operations for the fourth quarter and fiscal year end and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy, L.P. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 9668071.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2006 and 2005

(in thousands, except per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenue:
Propane	$172,213	$143,412	$1,072,261	$851,613
Other	72,642	61,229	315,300	198,523

	244,855	204,641	1,387,561	1,050,136

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	128,721	91,137	779,694	593,360
Other	48,060	39,396	210,705	130,863

	176,781	130,533	990,399	724,223

Gross profit	68,074	74,108	397,162	325,913

Operating and administrative expenses	59,451	51,027	248,139	197,082
Depreciation and amortization	18,047	15,270	76,720	50,364
Loss on disposal of property, plant and equipment	9,014	509	11,446	679

Operating income (loss)	(18,438)	7,302	60,857	77,788

Other income (expense):
Interest expense, net	(12,779)	(11,132)	(53,842)	(34,150)
Write-off of deferred financing costs (b)	—	—	—	(6,990)
Finance charges	474	329	2,650	1,817
Other	178	1	813	235

Income (loss) before income taxes	(30,565)	(3,500)	10,478	38,700

Income tax expense (benefit)	(208)	(296)	667	63

Net income (loss)	$(30,357)	$(3,204)	$9,811	$38,637

Net income (loss) allocable to:
Non-managing general partners’ and affiliate’s interest	$4,906	$2,763	$17,920	$8,133
Limited partners’ interest	(35,263)	(5,967)	(8,109)	30,504

	$(30,357)	$(3,204)	$9,811	$38,637

Net income (loss) per limited partner unit:
Basic	$(0.79)	$(0.18)	$(0.20)	$0.98

Diluted	$(0.79)	$(0.18)	$(0.20)	$0.96

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
Supplemental Information:

Retail gallons sold	49,792	48,684	360,303	318,367

Cash			$12,044	$9,500

Outstanding Debt:
Working Capital Facility			$22,700	$20,000
Acquisition Facility			—	106,800
Senior Unsecured Notes			621,411	423,352
Other Debt			15,561	9,579

Total Debt			$659,672	$559,731

Total Partners’ Capital			$676,152	$663,894

EBITDA:
Net Income (loss)	$(30,357)	$(3,204)	$9,811	$38,637
Interest expense, net	12,779	11,132	53,842	34,150
Write-off of deferred financing costs (b)	—	—	—	6,990
Income tax expense (benefit)	(208)	(296)	667	63
Depreciation and amortization	18,047	15,270	76,720	50,364

EBITDA (a)	$261	$22,902	$141,040	$130,204
Non-cash (gain) loss on derivative contracts	352	(19,410)	19,995	(19,410)
Loss on the disposal of property, plant and equipment	9,014	509	11,446	679
Long-term incentive and equity compensation expense	446	—	2,891	—

Adjusted EBITDA (a)	$10,073	$4,001	$175,372	$111,473

Distributable Cash Flow:
Adjusted EBITDA (a)	$10,073	$4,001	$175,372	$111,473
Cash interest expense (b)	(12,188)	(10,636)	(51,607)	(32,325)
Maintenance capital expenditures (c)	(1,178)	(1,051)	(3,731)	(3,648)
Income tax (expense) benefit	208	296	(667)	(63)

Distributable cash flow (d)	$(3,085)	$(7,390)	$119,367	$75,437

Weighted average limited partners’ units outstanding:
Basic	44,676	33,585	41,407	31,143

Diluted	44,676	33,585	41,407	31,853

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) long-term incentive (one-time conversion bonuses) and equity compensation expense and (3) gains or losses on disposal of property, plant and equipment. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA is useful to lenders and investors because of their use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provide useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allow investors to view our performance in a manner similar to the methods used by management and provide additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs. Write-off of deferred financing costs for the year ended September 30, 2005 includes $1.5 million from the early retirement of a bank credit facility and $5.5 million associated with the incurrence and write-off in December 2004 of commitment and funding fees associated with the bridge financing facility utilized in the Star Gas Propane, L.P. acquisition.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2006 and 2005

(in thousands, except per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenue:
Propane	$172,213	$143,412	$1,072,261	$851,613
Other	72,642	61,229	315,300	198,523

	244,855	204,641	1,387,561	1,050,136

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	128,721	91,137	779,694	593,360
Other	48,060	39,396	210,705	130,863

	176,781	130,533	990,399	724,223

Gross profit	68,074	74,108	397,162	325,913

Operating and administrative expenses	59,504	51,128	249,538	197,582
Depreciation and amortization	18,054	15,275	76,749	50,413
Loss on disposal of property, plant and equipment	9,014	509	11,446	679

Operating income (loss)	(18,498)	7,196	59,429	77,239

Other income (expense):
Interest expense, net	(13,344)	(11,390)	(55,885)	(36,061)
Write-off of deferred financing costs (c)	—	3	—	(7,585)
Finance charges	474	329	2,650	1,817
Other	178	5	814	251

Income (loss) before income taxes and interest of non-controlling partners in Inergy’s net income	(31,190)	(3,857)	7,008	35,661
Income tax (expense) benefit	608	274	(575)	(501)
Interest of non-controlling partners in Inergy, L.P.’s net (income) loss	32,555	4,980	7,954	(26,831)

Net income	$1,973	$1,397	$14,387	$8,329

Net income applicable to limited partners’ units	$1,973	$1,397	$14,387	$8,329

Net income per limited partner unit:
Basic	$0.10	$0.07	$0.72	$0.49

Diluted	$0.10	$0.07	$0.71	$0.48

Weighted average limited partners’ units outstanding:
Basic	20,000	20,000	20,000	17,140

Diluted	20,138	20,169	20,167	17,186